EXHIBIT 99.1

[XTO LOGO APPEARS HERE]	NEWS RELEASE

For Immediate Release

Number: 02-08

XTO ENERGY ANNOUNCES STRATEGIC PROPERTY TRANSACTIONS;
INCLUDING ASSETS IN EAST TEXAS, LOUISIANA AND THE SAN JUAN BASIN

FORT WORTH, TX (April 11, 2002)—XTO Energy Inc. (NYSE-XTO) announced today that it has entered into property transactions that increase its positions in East Texas, Louisiana and the San Juan Basin of New Mexico for a total cost of $164 million. Collectively, these properties increase the Company’s daily production rates by 37 million cubic feet of natural gas, 1,050 barrels of natural gas liquids and 120 barrels of oil. Details are as follows:

1.
The Company has signed a purchase and sale agreement with CMS Oil and Gas Co. (CMS), a subsidiary of CMS Energy Corporation of Dearborn, Michigan, to acquire properties in the Powder River Basin of Wyoming for $101 million.

2.
The Company has signed a purchase and sale agreement to exchange the Powder River Basin properties acquired from CMS to Marathon Oil Company (Marathon), headquartered in Houston, Texas, for properties in East Texas and Louisiana. The closing date is scheduled for May 1, 2002.

3.
Additionally, the Company has signed a definitive agreement to purchase producing properties in the San Juan Basin of New Mexico from Marathon for $43 million. The closing date is scheduled for July 1, 2002.

4.	The Company has recently completed a $20 million acquisition of properties in its East Texas Freestone Trend from an undisclosed party.

“With a proved producing reserve base of 145 Bcfe, these transactions provide a solid wedge of long-lived production in our core areas with the potential for additional development,” said Bob R. Simpson, Chairman and Chief Executive Officer.

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XTO Energy Announces Strategic Property Transactions; Including Assets in East Texas, Louisiana and the San Juan Basin

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Arkansas, Wyoming, Alaska and Louisiana.

Contact:	Louis G. Baldwin Executive Vice President & CFO XTO Energy Inc. 817/870-2800	Gary D. Simpson Vice President—Investor Relations XTO Energy Inc. 817/870-2800

This release can be found at www.xtoenergy.com.

Statements made in this press release, including those relating to acquisitions, future production, proved reserves and development activities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close the transactions described in this press release, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of drilling equipment, changes in interest rates and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.